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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

FactSet Data Systems, Inc.
FactSet France, Inc.
FactSet GmbH
FactSet Limited
FactSet Mergerstat, LLC
FactSet Pacific, Inc.
Innovative Systems Techniques, Inc.
LionShares Europe S.A.S.